Exhibit 1A-6E

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (this “Agreement”), dated as of December 9, 2014, is made by and between Harbor Therapeutics, Inc., a Delaware corporation (the “Seller”), and Reserva, LLC (the “Buyer”).

WHEREAS, pursuant to that certain Asset Purchase Agreement (the “Asset Purchase Agreement”), dated as of December 9, 2014, by and among the Seller, Harbor Diversified, Inc. (the “Parent”), a Delaware corporation, and Buyer, the parties have agreed to the sale by Seller and the purchase by Buyer of certain assets of Seller referred to therein as the Acquired Assets;

WHEREAS, in connection with the purchase and sale of the Acquired Assets, Seller has agreed to sell, convey, transfer and assign to Buyer, and Buyer has agreed to assume from Seller, the Assumed Liabilities; and

WHEREAS, in connection with the purchase and sale of the Acquired Assets, Seller has agreed to assign all of its rights, title and interests in, and Buyer has agreed to assume all of Seller's duties and obligations under, the Assumed Contracts.

NOW THEREFORE, in consideration of the foregoing premises, the parties hereby agree as follows:

1.     Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Asset Purchase Agreement.

2.     Subject to the terms of the Asset Purchase Agreement, Seller hereby grants, sells, conveys, transfers, sets over, delivers and assigns unto Buyer, its successors and assigns, all of Seller’s legal and equitable rights, privileges, interest and duties in and to the Assumed Liabilities.

3.     Subject to the terms of the Asset Purchase Agreement, Buyer hereby assumes and shall subsequently pay, discharge, and perform when due the Assumed Liabilities.

4.     Notwithstanding anything to the contrary contained herein, Buyer is not assuming any Excluded Liabilities and the parties agree that all such Excluded Liabilities shall remain the sole responsibility of Seller.

5.     Subject to the terms of the Asset Purchase Agreement, Seller hereby sells, assigns, grants, conveys and transfers to Buyer all of Seller's right, title and interest in and to the Assumed Contracts. Subject to the terms of the Asset Purchase Agreement, Buyer hereby accepts such assignment and assumes all of Seller's duties and obligations under the Assumed Contracts and agrees to pay, perform and discharge, as and when due, all of the obligations of Seller under the Assumed Contracts accruing on and after the Effective Date.

6.     Subject to the terms of the Asset Purchase Agreement, Seller hereby sells, assigns, grants, conveys and transfers to Buyer all of Seller's right, title and interest in and to the Seller Records. Subject to the terms of the Asset Purchase Agreement, Buyer hereby accepts such assignment.

7.     The terms of the Asset Purchase Agreement are incorporated herein by this reference. In the event of a conflict between the terms and conditions of this Agreement and the terms and conditions of the Asset Purchase Agreement, the terms and conditions of the Asset Purchase Agreement shall govern, supersede and prevail, and nothing in this Agreement shall be deemed to supersede, enlarge or modify any of the provisions of the Asset Purchase Agreement, all of which survive the execution and delivery of this Agreement as provided and subject to the limitations set forth in the Asset Purchase Agreement.

8.     All of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person, any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement. Any provision of this Agreement may be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may be given, only with the written agreement of Buyer and Seller.

9.     This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to the conflicts of law principles of such state.

10.     This Agreement may be executed in counterparts (including by means of facsimile or electronic delivery in portable document format), each of which shall be deemed an original, and all of which taken together shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Assignment and Assumption Agreement as of the date first above written.

Harbor Therapeutics, Inc.

By: ________________________________

Name: Salvatore Zizza Title: Chairman

Reserva, LLC
By:
Name: Terren Peizer Title: Chairman & Managing Member

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